UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 24, 2007

Protalix BioTherapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

000-27836 (Commission File Number)	65-0643773 (IRS Employer Identification No.)

2 Snunit Street Science Park POB 455 Carmiel, Israel (Address of Principal Executive Offices)	21000 (Zip Code)

+972-4-988-9488
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 24, 2007, the Board of Directors of the Company approved, upon the recommendation of its Compensation Committee, increases to the base salaries of certain of its executive officers. The increases, which are effective retroactive to January 1, 2007, are as follows:

Name of Officer	Amended Monthly Salary
David Aviezer, Ph.D. Director, President and Chief Executive Officer	NIS 115,000 (approximately $26,590)
Yoseph Shaaltiel, Ph.D. Director and Executive VP, Research and Development	NIS 55,000 (approximately $12,717)
Einat Brill Almon, Ph.D. Vice President, Product Development	NIS 49,500 (approximately $11,445)
Yossi Maimon, CPA Chief Financial Officer, Treasurer and Secretary	NIS 47,500 (approximately $10,983)

The Board of Directors also resolved, upon the recommendation of its Compensation Committee, that the monthly base salary of Yossi Maimon shall be increased again on August 1, 2007, to NIS 49,500 (approximately $11,445)). In addition, the Board of Directors determined that the closing of an offering by the Company for gross proceeds of at least $80,000,000 shall be deemed a “significant event” under Section 2.2.2 of that certain Employment Agreement dated October 15, 2006 between Protalix and Yossi Maimon and, accordingly, Mr. Maimon shall be entitled to a bonus in an amount to be determined by the Company upon the closing of such an offering.

Lastly, the Board of Directors approved, upon the recommendation of its Compensation Committee, that the monthly base salaries of the foregoing officers shall be further increased effective as of the beginning of the first calendar month following the closing of an offering by the Corporation for gross proceeds of at least $80,000,000, as follows:

Name of Officer	Amended Monthly Salary
David Aviezer, Ph.D. Director, President and Chief Executive Officer	NIS 150,000 (approximately $34,594)
Yoseph Shaaltiel, Ph.D. Director and Executive VP, Research and Development	NIS 60,500 (approximately $13,953)
Einat Brill Almon, Ph.D. Vice President, Product Development	NIS 54,000 (approximately $12,479)
Yossi Maimon, CPA Chief Financial Officer, Treasurer and Secretary	NIS 54,000 (approximately $12,479)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTALIX BIOTHERAPEUTICS, INC.
Date: July 30, 2007	By:	/s/ David Aviezer
	Name:	David Aviezer, Ph.D.
	Title:	President and Chief Executive Officer